Exhibit 99.2

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES COMMENCEMENT OF

TENDER OFFER FOR 8.000% SENIOR SECURED NOTES DUE 2026

FRANKLIN, Tenn. (December 11, 2023) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has commenced a cash tender offer (the “Tender Offer”) for up to $735 million of the Issuer’s approximately $2,101 million aggregate principal amount outstanding 8.000% Senior Secured Notes due 2026 (the “2026 Notes”), on the terms and subject to the conditions set forth in the Issuer’s Offer to Purchase dated December 11, 2023.

The Tender Offer will expire at 5:00 p.m., New York City time, on January 10, 2024 (the “Expiration Time”), unless extended or earlier terminated by the Issuer. The Issuer reserves the right to amend, extend or terminate the Tender Offer at any time subject to applicable law.

Certain information regarding the 2026 Notes and the terms of the Tender Offer is summarized in the table below.

Title of Security	CUSIP Number(1)	Principal Amount Outstanding	Tender Cap	Total Consideration(2)	Early Tender Payment(2)	Tender Offer Consideration(2)
8.000% Senior Secured Notes due 2026	12543D BC3 U17127 AL2	$2,100,809,000	$735,000,000	$1,000.00	$30.00	$970.00

(1)	CUSIPs are provided for the convenience of Holders. No representation is made as to the correctness or accuracy of such numbers.
(2)

Per $1,000 principal amount of 2026 Notes accepted for purchase. Holders who validly tender and do not validly withdraw their 2026 Notes and whose 2026 Notes are accepted for purchase in the Tender Offer will also be paid accrued and unpaid interest from and including the interest payment date immediately preceding the applicable settlement date to, but not including, the applicable settlement date.

Each holder who validly tenders, and does not validly withdraw, its 2026 Notes on or prior to 5:00 p.m., New York City time, on December 22, 2023, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) will be entitled to an early tender payment, which is included in the total consideration above, of $30.00 for each $1,000 principal amount of 2026 Notes validly tendered by such holder, if such 2026 Notes are accepted for purchase pursuant to the Tender Offer.

Holders validly tendering, and not validly withdrawing, 2026 Notes after the Early Tender Deadline and on or before the Expiration Time will be eligible to receive only the tender offer consideration, which represents the total consideration less the early tender payment.

In addition, holders whose 2026 Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date for their 2026 Notes purchased pursuant to the Tender Offer. The 2026 Notes tendered prior to 5:00 p.m., New York City time, on December 22, 2023 (the “Withdrawal Deadline”), may be withdrawn at any time prior to the Withdrawal Deadline. 2026 Notes tendered after the Withdrawal Deadline may not be withdrawn.

Subject to the satisfaction or waiver of certain conditions, the Issuer reserves the right, following the Early Tender Deadline, to accept for purchase prior to the Expiration Time all Notes validly tendered on or prior to the Early Tender Deadline (the “Early Settlement Election”). The Issuer will announce whether it intends to exercise the Early Settlement Election (the “Early Settlement Announcement”) following the Early

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Community Health Systems, Inc. Announces Commencement of Tender Offer

for 8.000% Senior Secured Notes Due 2026

December 11, 2023

Tender Deadline. If the Issuer exercises the Early Settlement Election, it will pay the total consideration promptly following the Early Settlement Announcement, which is currently expected to occur on December 28, 2023, subject to all conditions of the Tender Offer having been satisfied or waived by the Issuer (the “Early Settlement Date”), plus accrued and unpaid interest on the purchased 2026 Notes from the interest payment date for the 2026 Notes immediately preceding the Early Settlement Date to, but not including, the Early Settlement Date.

The Issuer’s obligation to accept for purchase, and to pay for, 2026 Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver of certain conditions, including, among others, the condition that the Issuer has completed a debt financing on terms and conditions satisfactory to it yielding gross cash proceeds of $735 million or more (the “Financing Condition”). The complete terms and conditions of the Tender Offer are set forth in the Tender Offer documents that are being sent to holders of 2026 Notes. Holders of 2026 Notes are urged to read the Tender Offer documents carefully.

The Issuer has retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, at (855) 654-2015 (toll free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com.

The Tender Offer is being made solely by means of the Tender Offer documents. Under no circumstances shall this press release constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell the 2026 Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any 2026 Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2026 Notes. No recommendation is made as to whether holders of the 2026 Notes should tender their 2026 Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts:	Media Contact:

Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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